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                                                                    EXHIBIT 99.2


                                December 4, 1998



To our Stockholders:


          As previously announced, Varian's Board of Directors has adopted a Stockholder Rights Plan. The Plan provides for a dividend distribution to stockholders of record on December 4, 1998 of Rights to purchase shares of a new series of Preferred Stock (or, in certain circumstances, Common Stock or other consideration), exercisable upon the occurrence of certain takeover events. A summary description outlining the principal terms of the Plan, which I urge you to read carefully, is enclosed.

          The plan is intended to protect Varian and its stockholders against unfair or coercive takeover tactics and offers that may not provide adequate value to the stockholders. Varian is currently in a period of transition due to its proposed reorganization providing for the split of its core businesses into three public companies. The plan provides the Board with an increased ability to protect stockholder interests during this critical period. It also offers added protection for the company to pursue its business strategies following this reorganization, and provides the Board with the leverage and flexibility necessary to respond to an unfavorable takeover bid.

          More than 2,500 other U.S. corporations have considered it prudent to adopt stockholder protection plans similar to the Plan adopted by Varian's Board. The Plan is not intended to prevent an acquisition of Varian on terms that are favorable and fair to all stockholders and will not be used for that purpose. The Plan is designed to deal with the very serious problem of unilateral actions by hostile acquirers that are calculated to deprive Varian's Board and its stockholders of their ability to determine the destiny of the Company. However, the mere declaration of the Rights dividend should not affect any prospective offeror willing to make an all cash offer at a full and fair price, or to negotiate with Varian's Board. The Plan certainly will not interfere with a merger or other business combination transaction that Varian's Board approves as fair and as constituting a recognition of full value to the stockholders.

          Issuance of the Rights will not weaken Varian's financial strength, will not affect its reported earnings per share, is not taxable to you or the Company and will not change the way in which the Company's shares are traded.
As described in the attached summary, the Rights will only become exercisable if and when an event arises which triggers their effectiveness. They will then operate to protect stockholders against being deprived of their right to share in the full measure of Varian's long-term potential.
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          In declaring the Rights dividend, Varian's Board has expressed its confidence in your Company's future and our determination that you, our stockholders, be given every opportunity to participate fully in that future.

                              On behalf of the Board of Directors,



                              _____________________________
                              J. Tracy O'Rourke
                              Chairman of the Board

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                            VARIAN ASSOCIATES, INC.

                            SUMMARY OF RIGHTS PLAN

  The following Summary is not complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which may be obtained without charge from Varian Associates, Inc., Corporate Communications,3050 Hansen Way, Palo Alto, California 94304-1000.

ISSUANCE AND
TRANSFER OF RIGHTS;
RIGHTS CERTIFICATES:    The Board declares a dividend of one Right for each
                        share of Common Stock outstanding. Prior to the Separation Time referred to below, the Rights are evidenced by and trade with the Common Stock and are not exercisable. After the Separation Time, the Company will mail Rights Certificates to stockholders, together with instructions regarding exercise of the Rights and other appropriate information, and the Rights will become transferable apart from the Common Stock.

SEPARATION TIME:        Rights separate from the Common Stock and become
                        exercisable following the earlier of (i) the date of the Flip-in trigger referred to below or (ii) the tenth business day (or such later date as the Board may decide) after any person (a broadly defined term) announces its intention to commence a tender or exchange offer that would result in such person acquiring beneficial ownership (a broadly defined term) of a total of 15% or more of the Company's Common Stock.

EXERCISE OF RIGHTS:     After the Separation Time, each Right entitles the
                        holder to purchase, for the Exercise Price referred to below, one one-thousandth of a share of Participating
                        Preferred Stock. (The Participating Preferred Stock is designed so that each one one-thousandth of a share has economic and voting terms similar to those of one share of Common Stock.)

                        The exercise price is initially set at $180 and will be subject to certain customary antidilution provisions (the "Exercise Price").

"FLIP-IN" TRIGGER:      If any person acquires beneficial ownership of 15% or
                        more of the outstanding Common Stock (an "Acquiring
                        Person"), then on that date (or such other date as the Board may decide):

                        (i) Rights owned by the Acquiring Person or transferees thereof will automatically be void; and

                        (ii) each other Right will automatically become a right
                             (in addition to any other rights provided for in
                             the Rights agreement) to buy, for the Exercise Price, that number of shares of Common Stock or Participating Preferred Stock having a market value of twice the Exercise Price.
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EXCLUDED PERSONS:       Excluded from the definition of Acquiring Person are the
                        Company, any subsidiary of the Company and any of their employee plans. The Board also has the discretion to exclude a person who becomes an Acquiring Person inadvertently if such person promptly divests enough Common Stock to drop below the percentage threshold.

EXCHANGE OPTION:        If an Acquiring Person acquires beneficial ownership of
                        between 15% and 50% of the outstanding Common Stock, the Board may, at is option, require any outstanding Rights
                        (other than those owned by the Acquiring Person) to be exchanged for one share of Common Stock or one one-thousandth of a share of Participating Preferred Stock in lieu of allowing such Rights to be exercised.

"FLIP-OVER" TRIGGER:    After any person or group becomes an Acquiring Person,
                        the Company may not consolidate or merge with, or sell or otherwise transfer 50% or more of its assets or earning power to any person if at the time the Acquiring
                        Person controls the Board, unless provision is duly made so that each outstanding Right would thereafter become a right to buy, for the Exercise Price, that number of shares of common stock of such other person having a market value of twice the Exercise Price.

REDEMPTION:             The Rights may be redeemed by the Board, at any time
                        until a "Flip-in" trigger has occurred, at a Redemption
                        Price of $0.001 per Right.

POWER TO AMEND:         The Board may amend the Plan in any respect until a
                        "Flip-in" trigger has occurred. Thereafter, the Board may amend the Plan in any respect not adversely affecting the interests of the Rights holders.

DIVIDEND OR
VOTING RIGHTS:          Rights will not have any dividend, voting or other
                        rights of stockholders.

EXPIRATION:             The rights will expire ten years from the date of their
                        issuance, unless sooner redeemed, exchanged or exercised.